Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-266062 and 333-275884 on Form S-8 of our reports dated April 11, 2024, relating to the financial statements of The Lovesac Company and the effectiveness of The Lovesac Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended February 4, 2024.

/s/ Deloitte & Touche LLP
Stamford, CT
April 11, 2024